UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Angie’s List, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ANGIE’S LIST, INC.

1030 E. Washington Street

Indianapolis, Indiana 46202

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 13, 2014

To the Stockholders of Angie’s List, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Angie’s List, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 13, 2014, at 10:00 a.m. local time, at The Columbia Club, 121 Monument Circle, Indianapolis, Indiana, 46204 for the following purposes:

1.	To elect three Class III directors to hold office until the 2017 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our Board of Directors has fixed the close of business on March 14, 2014 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the meeting.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year as described in Proposal No. 2 of the Proxy Statement, and FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, we urge you to mark, date, and sign your proxy card, and promptly return it by mail or follow the alternative voting procedures described in the proxy materials or the proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

By Order of the Board of Directors

/S/ SHANNON M. SHAW
Shannon M. Shaw Executive Vice President, General Counsel & Corporate Secretary

Indianapolis, Indiana

March 27, 2014

ANGIE’S LIST, INC.

1030 E. Washington Street

Indianapolis, Indiana 46202

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

May 13, 2014

The Board of Directors of Angie’s List, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 13, 2014, at 10:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at The Columbia Club, 121 Monument Circle, Indianapolis, Indiana, 46204. We intend to mail this Proxy Statement and the accompanying Proxy Card, Notice of Meeting and Annual Report to Stockholders on or about March 27, 2014, to stockholders of record at the close of business on March 14, 2014 (the “Record Date”). The only voting securities of Angie’s List are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 58,508,677 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority of the shares outstanding of common stock entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Angie’s List, Inc. as the “Company,” “Angie’s List,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Angie’s List’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2013 (“fiscal 2013”), accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for fiscal 2013 that was filed with the Securities and Exchange Commission (the “SEC”), without charge, by writing to our Investor Relations department at the above address. The Company’s Annual Report on Form 10-K is also available on our “Investor Relations” website at investor.angieslist.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING QUESTIONS AND

ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act on the matters outlined in the Notice of Annual Meeting on the cover page of this Proxy Statement, namely,

•	the election of three Class III directors to serve until our 2017 annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the approval, by non-binding advisory vote, of the compensation of our named executive officers; and

•	any other matters that may properly be presented at the annual meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 14, 2014 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 58,508,677 shares of common stock outstanding and entitled to vote (excluding any treasury shares).

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on March 14, 2014, your shares were registered directly in your name with Angie’s List’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on March 14, 2014, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

How do I vote?

For the election of directors, you may either vote “For” the three nominees or you may “Withhold” your vote for any nominee you specify. For the ratification of the appointment of our independent auditors and the advisory vote on executive compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, follow the instructions provided on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the proxy is exercised at the Annual Meeting.

Stockholder of Record. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy (by Internet, telephone or mail) with a later date.

•	You may send a written notice that you are revoking your proxy to Angie’s List’s Corporate Secretary at 1030 E. Washington Street, Indianapolis, Indiana 46202.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What are the recommendations of the Board?

Our Board recommends that you vote:

“FOR” the election of the three Class III director nominees;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

“FOR” approval of the compensation of the named executive officers.

What if I return a proxy card but do not make specific choices?

Stockholder of Record. If you are a stockholder of record and you indicate that you wish to vote as recommended by our Board, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” all of the director nominees and “FOR” Proposals Nos. 2 and 3. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner. If you are a beneficial owner of Angie’s List shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker or other nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors and advisory votes on the compensation of our named executive officers (Proposals Nos. 1 and 3). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

How are abstentions and broker non-votes treated?

With respect to Proposal No. 1, the election of directors, directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors. This means that the three directors receiving the highest number of votes will be elected. With respect to Proposals Nos. 2 and 3, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.

In accordance with Delaware law, only votes cast “For” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, as approval of a percentage of shares present or outstanding is not required for this proposal, and with regard to Proposals Nos. 2 and 3, will have the same effect as an “Against” vote.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals Nos.1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present and, with regard to Proposals Nos. 2 and 3, whether those Proposals are approved. With respect to Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 58,508,677 shares issued and outstanding and entitled to vote. Accordingly, at least 29,254,339 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you properly cast your vote in person at the meeting, electronically or telephonically, or a proxy card is properly submitted by you or on your behalf. Votes “For,” “Withhold” and “Against,” and proxies received but marked as “abstentions” and “broker non-votes,” will each be counted as present for purposes of determining the presence of a quorum. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

Who counts the votes?

Computershare, Inc. (“Computershare”) is engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Computershare for tabulation. As noted above, if you hold your shares through a broker, bank or other agent, that organization returns one proxy card to Broadridge Financial Services, Inc. (“Broadridge”) or directly to Computershare, if there is no affiliation with Broadridge, on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We hired Morrow & Co., LLC, 470 West Avenue, Stanford, CT 06902 to help us distribute and solicit proxies. We expect to pay Morrow & Co., LLC a fee of approximately $10,000 for these services, and we will reimburse certain out-of-pocket expenses.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 27, 2014 to Angie’s List’s Secretary at 1030 E. Washington Street, Indianapolis, Indiana 46202. If you wish to submit a proposal that is not to be included in next year’s proxy materials pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 13, 2015 and February 12, 2015; provided that if the date of the annual meeting is earlier than April 13, 2015 or later than July 22, 2015, you must give notice no earlier than 120 days prior to such annual meeting date and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by Angie’s List. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,

PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation currently provides for a Board of Directors divided into three classes, designated Class I, Class II and Class III.

The Board currently consists of ten directors, divided into the following three classes:

•	Class III directors: Mark Britto, Michael S. Maurer and Susan E. Thronson, whose current terms will expire at the annual meeting of stockholders to be held this May.

•	Class I directors: John H. Chuang, Roger H. Lee and William S. Oesterle, whose current terms will expire at the 2015 annual meeting of stockholders;

•	Class II directors: John W. Biddinger, Angela R. Hicks Bowman, Steven M. Kapner and Keith J. Krach, whose current terms will expire at the 2016 annual meeting of stockholders; and

The three Class III directorships are up for election at the 2014 annual meeting of stockholders. Messrs. Britto and Maurer and Ms. Thronson have been nominated to serve as Class III directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

The nominees were selected by the Board upon the recommendation of the nominating and corporate governance committee. Each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class III nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of the date hereof and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since

Class III Directors whose terms expire at the 2014 Annual Meeting of Stockholders

Mark Britto(2)(3)	49	Director	2011
Michael S. Maurer(1)(3)	71	Director	2012
Susan E. Thronson(1)	52	Director	2012

Class I Directors for election at the 2015 Annual Meeting of Stockholders

William S. Oesterle	48	Chief Executive Officer and Director	1995
John H. Chuang	48	Director	1996
Roger H. Lee(2)	42	Director	2008

Class II Directors whose terms expire at the 2016 Annual Meeting of Stockholders

John W. Biddinger(1)	73	Director	2006
Angela R. Hicks Bowman	41	Chief Marketing Officer and Director	2013
Steven M. Kapner(2)	48	Director	2008
Keith J. Krach(3)	56	Chairman of the Board	2011

(1) Member of the Audit Committee of the Board.
(2) Member of the Compensation Committee of the Board.
(3) Member of the Nominating and Corporate Governance Committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

Mark Britto has served on our Board since September 2011. Mr. Britto currently serves as President and Chief Executive Officer of Boku, Inc., a mobile online payments company, a position he has held since January 2009. He also currently serves on the boards of directors of a number of privately-held technology companies. Prior to joining Boku, Inc., Mr. Britto served as President and Chief Executive Officer of Ingenio Inc., a service marketplace and performance advertising company acquired by AT&T Inc. in 2007, from July 2002 to December 2008. In 1998, Mr. Britto co-founded Accept.com Financial Services Corporation, an online payments company that was acquired by Amazon.com, Inc., an e-commerce company, in June 1999. From June 1999 until June 2002, Mr. Britto served as Senior Vice President, Worldwide Services and Sales, at Amazon.com. Mr. Britto began his career in senior credit and risk management roles at First USA and NationsBank, N.A. Mr. Britto holds a Bachelor of Science in Industrial Engineering and Operations Research and a Masters of Science in Operations Research, both from the University of California, Berkeley. We believe that Mr. Britto is qualified to serve on our Board due to his experience as Chief Executive Officer of technology companies, including an online payment company, and his perspective as a Silicon Valley technology entrepreneur.

Michael S. Maurer has served on our Board since February 2012. Mr. Maurer has served as Chairman of the Board of The National Bank of Indianapolis Corporation, a financial institution he founded in 1993, and its wholly-owned subsidiary, The National Bank of Indianapolis, since 1993. He also has served as Chairman of the Board of IBJ Corp., a publishing company which owns The Indianapolis Business Journal, since 1990, where he also served as Chief Executive Officer from 1990 to 2014. Since 2013, Mr. Maurer has served as Chairman of the Board of Arcamed, LLC. Also since 2013, Mr. Maurer has served as a Board of Director for Home Health Depot. Mr. Maurer served as President of the Indiana Economic Development Corporation from 2005 to 2006 and also served as Indiana Secretary of Commerce in 2006. From 1991 to 1992, he served as a director and member of the Executive Committee of Merchants National Bank/National City Bank, Indianapolis, Indiana, a financial institution. Mr. Maurer was self-employed as an attorney from 1969 to 1988. Mr. Maurer holds a Bachelors of Science in accounting from the University of Colorado and a Juris Doctor degree from the Indiana University Maurer School of Law. He successfully completed the CPA examination. We believe that Mr. Maurer is qualified to serve on our Board due to his financial experience as well as his extensive leadership experience serving on the boards of other companies.

Susan E. Thronson has served on our Board since November 2012. Ms. Thronson served as Senior Vice President, Global Marketing, at Marriott International, Inc., a worldwide operator, franchisor and licensor of hotels and corporate housing properties, a position she held from July 2005 to July 2013. At Marriott, Ms. Thronson held a variety of marketing management positions, including Senior Vice President, International Marketing, International Lodging Organization, from January 1997 to June 2005. Prior to joining Marriott, Ms. Thronson served as an Account Supervisor at McCann-Erickson Worldwide. Ms. Thronson holds a Bachelor of Arts in Journalism from the University of Nevada-Reno. We believe that Ms. Thronson is qualified to serve on our board of directors due to her extensive global and brand marketing expertise as well as her leadership experience working with global operations.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

William S. Oesterle, our co-founder, has served as our Chief Executive Officer since January 1999 and has served on our Board since our inception in June 1995. Since 2007, Mr. Oesterle has served on the board of directors of The National Bank of Indianapolis Corporation. He also took on additional outside responsibilities from July 2003 until December 2004 when he managed the political campaign of Indiana Governor Mitch Daniels. Prior to joining us, Mr. Oesterle was a partner with CID Equity Partners, a Midwest-based venture capital firm from January 1994 to December 1998. Mr. Oesterle holds a Bachelor of Science in Economics from Purdue University and a Master of Business Administration from Harvard Business School. We believe Mr. Oesterle is qualified to serve on our Board due to the perspective, leadership and operational experience he brings as our Chief Executive Officer as well as the historical knowledge and continuity he brings as our co-founder.

John H. Chuang has served on our Board since April 1996. Mr. Chuang co-founded, and since 1986 has served as Chief Executive Officer of, Aquent LLC, a leading marketing staffing firm. Mr. Chuang holds a Bachelor of Arts in Economics and a Master of Business Administration, both from Harvard University. We believe Mr. Chuang is qualified to serve on our Board due to his leadership and business development experience, his broad understanding of the operational, financial and strategic issues facing growing companies and the perspective he brings as an affiliate of our largest stockholder.

Roger H. Lee has served on our Board since April 2008. Mr. Lee is affiliated with Battery Ventures, a venture capital firm, where he focuses on consumer, internet and digital media markets. Mr. Lee joined Battery Ventures in December 2001 and has been a managing member of the general partners of various investment funds affiliated with Battery Ventures. He currently serves on the boards of directors of a number of privately-held technology companies. Prior to joining Battery Ventures, Mr. Lee spent ten years as an entrepreneur and operator and most recently was the co-founder of Corio, a managed services provider that was acquired by IBM, where he oversaw all business development activities and later became a General Manager. Mr. Lee holds a Bachelor of Arts in Political Science from Yale University. We believe that Mr. Lee is qualified to serve on our Board due to his experience with a wide variety of internet and technology companies.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

John W. Biddinger has served on our Board since April 2006. Mr. Biddinger has served on the board of directors at City Financial Corporation, an Indianapolis-based investment banking firm, since 1981 and has served as Managing Director of City Investment Group, LLC since July 2005. Mr. Biddinger currently serves on the boards of directors of a number of privately-held companies. Mr. Biddinger joined City Securities Corporation in 1963 and held various securities-related positions before becoming President in 1979, a position that he held until 1980. Mr. Biddinger was also President of Biddinger Investment Capital Corporation, a leveraged buy-out firm, from 1981 to 1999. Mr. Biddinger holds a Bachelor of Science in Business from Indiana University. We believe Mr. Biddinger is qualified to serve on our Board due to his extensive investment and securities experience as well as his experience serving on the boards of other companies.

Angela R. Hicks Bowman, who goes by Angie Hicks, is our co-founder, has served as our Chief Marketing Officer since May 2000 and has served on our Board since March 2013. As the sole employee in June 1995, Ms. Hicks Bowman started what would become Angie’s List in Columbus, Ohio, serving as President from our inception in June 1995 until December 1998. She took a leave of absence from her position as President from December 1998 to May 2000 to pursue a Master of Business Administration. Ms. Hicks Bowman holds a Bachelor of Arts in Economics from DePauw University and a Master of Business Administration from Harvard Business School. We believe Ms. Hicks Bowman is qualified to serve on our Board due to the leadership and operational experience she brings as our Chief Marketing Officer, the historical knowledge and continuity she brings as our co-founder and her unique perspective as the public face of the Company.

Steven M. Kapner has served on our Board since April 2008. Mr. Kapner currently serves as Managing Director of Aquent LLC, a leading marketing staffing firm, which he co-founded in 1986. At Aquent, he has held various positions, including Chief Financial Officer, General Manager of an internal technology start-up, and President of two operating divisions. He currently runs Aquent’s operations in Japan. He has managed venture capital investments for Harvard University’s endowment fund and worked as a strategy consultant for the Boston Consulting Group. Mr. Kapner holds a Bachelor of Arts in History and a Master of Business Administration, both from Harvard University. We believe Mr. Kapner is qualified to serve on our Board due to his deep operating and leadership experience, his financial management experience as Aquent’s Chief Financial Officer and his global perspective.

Keith J. Krach has served on our Board as Chairman since April 2011. Mr. Krach currently serves as Chief Executive Officer, President and Chairman of the Board of DocuSign Inc., an electronic signature network company, positions which he has held since July 2003 and August 2011, respectively. He held the position of Chairman of the Purdue University Board of Trustees from 2009 until July, 2013. Since 2003, Mr. Krach has been Chief Executive Officer of 3Points, Inc., an investment holding company. In 1996, Mr. Krach co-founded Ariba, Inc., a provider of collaborative business commerce solutions for buying and selling goods and services, serving as Chief Executive Officer and Chairman of the Board from October 1996 until July 2003. Prior to founding Ariba, Mr. Krach joined the founding team and served as the Chief Operating Officer at Rasna Corporation, a developer and marketer of mechanical design and analysis software, which was sold in 1995 to Parametric Technologies. Mr. Krach began his career at General Motors, where he led GM’s first-ever Japanese joint venture, GMF Robotics, and was GM’s youngest-ever vice president. Mr. Krach holds a Bachelor of Science in Industrial Engineering from Purdue University and a Master of Business Administration from Harvard Business School. We believe Mr. Krach is qualified to serve on our Board due to his extensive operational, senior management and board experience with technology companies.

On March 17, 2014, the Company announced Mr. Krach’s retirement from Angie’s List Board of Directors, which will be effective at the annual meeting of stockholders in May.

EXECUTIVE OFFICERS

Our executive officers (other than Mr. Oesterle and Ms. Hicks Bowman) and their ages as of the date hereof and positions are as follows:

Name	Age	Position
Thomas R. Fox	39	Chief Financial Officer
J. Mark Howell	49	Chief Operating Officer
Robert Wiseman	55	Chief Technology Officer
Patrick D. Brady	58	President, Marketplace
Michael D. Rutz	39	Executive Vice President of Sales
Shannon M. Shaw	39	Executive Vice President, General Counsel & Corporate Secretary

Thomas R. Fox has served as our Chief Financial Officer since September 2013. Mr. Fox most recently served at NOKIA, a global leader in mobile communications, as Senior Director, Business Planning and Operations, where he was responsible for developing product-level profitability models to guide investment decision-making. Prior to joining NOKIA in 2012, Mr. Fox worked for NAVTEQ Corporation, a leading provider of comprehensive digital map information, which was acquired by NOKIA in 2008. Mr. Fox held various executive and managerial positions at NAVTEQ beginning in 2002, including Vice President of Product Management, Vice President of Sales Strategy and Operations, Director of Investor Relations, and Manager of Corporate Finance and Business Planning. Before joining NAVTEQ, Mr. Fox was a research analyst for Lincoln Capital Management Company, and before that, he was an analyst with the investment banking division of Credit Suisse. Mr. Fox holds a Bachelor of Business Administration in Finance and Economics from the University of Notre Dame and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

J. Mark Howell has served as our Chief Operating Officer since March 2013. Prior to joining us, Mr. Howell served at Ingram Micro, Inc., a wholesale provider of technology products and supply chain services, as President of Ingram Micro North America Mobility, where he was responsible for managing the company’s mobility operations and activities in the United States and Canada. Prior to joining Ingram Micro in the fall of 2012 when Ingram acquired BrightPoint, Inc., a distributor of mobile devices for phone companies, Mr. Howell had held various executive positions at BrightPoint since 1994, including President, BrightPoint Americas, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Before joining BrightPoint, he held the position of Corporate Controller for ADESA Corporation, and before that, he was an accountant with Ernst & Young LLP. Mr. Howell holds a Bachelor of Business Administration from the University of Notre Dame.

Robert Wiseman has served as our Chief Technology Officer since March 2014. Prior to joining us, Mr. Wiseman was Chief Technology Officer of Sabre Holdings Corporation, a global travel and tourism technology solutions provider, from May 2006 to March 2014, where he was responsible for all application and infrastructure technology, IT security and engineering across Sabre’s three brands. Prior to that, Mr. Wiseman held various positions at several technology and travel companies, including Cendant, Orbitz, Inc., Fairair.com and Delta Air Lines, Inc. Mr. Wiseman attended CDI Technical College, Leeds, England where he studied Computer Operations.

Patrick D. Brady has served as our President of Marketplace since May 2013. Prior to joining us, he served as Chief Executive Officer of Stoneacre Partners LLC, an operating platform focused on securing, creating, building and managing businesses that seek to monetize consumer affinity and brand relationships, from its formation in 2002. From 1989 to 2001, Mr. Brady served in several roles over the years including President, Chief Operating Officer, Chief Financial Officer, and Chief Executive Officer of Cyrk, Inc., an affinity and loyalty marketing company. Prior to that, Mr. Brady held various investment banking positions at commercial banks. Mr. Brady holds a Bachelor of Arts degree in General Studies from Harvard College and a Masters of Business Administration from Harvard Business School.

Michael D. Rutz has served as our Executive Vice President of Sales since February 2011. He previously served as Director of Account Management in 2006 and was appointed to develop our health care category offerings in 2008. In 2010, he continued to manage Angie’s List Health & Wellness while starting up other projects. Prior to joining us in 2006, Mr. Rutz served as President of Care Ambulance, a private ambulance company. He has also served as a key strategist in political and advocacy roles for several political campaigns ranging from mayoral to congressional to statewide contests and held a key role in the campaigns for Indiana Governor Mitch Daniels in 2004 and 2008. Mr. Rutz holds a Bachelor of Science in Public Affairs and a Bachelor of Arts in French, both from Indiana University.

Shannon M. Shaw has served as our General Counsel since September 2011 and our Corporate Secretary since March 2012. Prior to joining us, Ms. Shaw was a labor and employment attorney, most recently as Of Counsel, at Barnes & Thornburg, LLP, a law firm, from September 2003 to September 2011, where she litigated on behalf of companies and advised national and local companies on compliance with federal and state labor and employment laws. Ms. Shaw served as Media Relations Coordinator at Clarian Health Partners, a large hospital conglomerate, from 1997 to 2000, where she worked in media and public relations. Ms. Shaw holds Bachelors of Arts in both journalism and political science from Indiana University and a Juris Doctor from Indiana University School of Law.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

Our business and affairs are managed under the direction of the Board. The current members of the Board are John W. Biddinger, Mark Britto, John H. Chuang, Angela R. Hicks Bowman, Steven M. Kapner, Keith J. Krach, Roger H. Lee, Michael S. Maurer, William S. Oesterle and Susan E. Thronson.

The Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Chuang, Lee and Oesterle, and their terms will expire at the annual general meeting of stockholders to be held in 2015;

•	the Class II directors are Ms. Hicks Bowman and Messrs. Biddinger, Kapner and Krach, and their terms will expire at the annual general meeting of stockholders to be held in 2016; and

•	the Class III directors are Messrs. Britto and Maurer and Ms. Thronson, and their terms will expire at the annual general meeting of stockholders to be held in 2014.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Board Responsibilities and Risk Oversight

Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our major financial objectives, plans and actions, and reviewing the performance of the Chief Executive Officer and other members of management based on reports from the compensation committee of the Board. Following the end of each fiscal year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our governance, as well as a review of the committee structure and an assessment of the Board’s compliance with the principles set forth in our corporate governance guidelines. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

Generally, various committees of the Board oversee risks associated with their respective areas of responsibility and expertise. The audit committee of the Board discusses with management our policies with respect to risk assessment and management, our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. In addition, the compensation committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The nominating and corporate governance committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the Board (as further described under “Board Leadership”). The Board is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full Board.

Board Leadership

We are focused on our corporate governance practices and value independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except William S. Oesterle, our Chief Executive Officer, and Angela R. Hicks Bowman, our Chief Marketing Officer, are “independent” as defined under the NASDAQ listing standards. Our Board acts independently of management and regularly holds independent director sessions of the Board without members of management present.

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the Board, or if the Chairman of the Board is not otherwise independent. The lead independent director would preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our Board may otherwise determine and delegate. As our Board has determined that Mr. Krach, the Chairman of the Board, is an independent director, our Board has not appointed a lead independent director. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time.

Board Committees

Our Board has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Under our corporate governance guidelines, committee members are appointed by our Board based on the recommendation of the nominating and corporate governance committee, except that members of the nominating and corporate governance committee are appointed by the independent members of the Board. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees to facilitate the management of our business.

Audit Committee

The primary functions of the audit committee are:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements prior to their filing;

•	serving as a qualified legal compliance committee to review reports and violations of law; and

•

appointing and evaluating the independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accountants.

A detailed list of the audit committee’s functions is included in its charter which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The current members of our audit committee are Messrs. Biddinger and Maurer and Ms. Thronson, with Mr. Biddinger serving as the committee’s chair. Messrs. Biddinger and Maurer and Ms. Thronson are “independent” as defined under the NASDAQ listing standards, and all three directors are “independent” as defined under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ. Our Board has determined that Mr. Biddinger is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC. Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ.

Compensation Committee

The primary functions of the compensation committee are:

•	reviewing key employee compensation policies, plans and programs;

•	determining, or recommending to the Board for determination, the compensation of our Chief Executive Officer and each of our other executive officers;

•	monitoring performance and compensation of our employee-directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board concerning these matters; and

•	reviewing and approving any incentive compensation and equity-based plans and the grants thereunder.

A detailed list of the compensation committee’s functions is included in its charter which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The members of our compensation committee are Messrs. Britto, Kapner and Lee, with Mr. Britto serving as the committee’s chair. Messrs. Britto, Kapner and Lee are “independent” as defined under the NASDAQ listing standards. For further information about the compensation committee’s process for determining executive compensation, including the role of the executive officers and the compensation committee’s use of an independent consultant, see the section captioned “Executive Compensation—Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The primary functions of the nominating and corporate governance committee are:

•	recommending persons to be selected by the Board as nominees for election as directors and to fill any vacancies on the Board;

•	considering and recommending to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board; and

•	considering and recommending to the Board other actions relating to corporate governance.

A detailed list of the nominating and corporate governance committee’s functions is included in its charter which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The members of our nominating and corporate governance committee are Messrs. Britto, Maurer and Krach, with Mr. Krach serving as the committee’s chair. Messrs. Britto, Maurer and Krach are “independent” as defined under the NASDAQ listing standards.

In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee consider various criteria, including a candidate’s relevant business skills and experiences, personal and professional integrity, ethics and values, experience in corporate management, including serving as an officer or former officer of a publicly-held company, and experience as a board member of another publicly-held company. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Candidates are identified through a variety of sources, including current and past members of the Board, our officers, individuals personally known by the members of the Board and research. The nominating and corporate governance committee will consider director candidates recommended by stockholders when the recommendations are properly submitted. For a stockholder to make a nomination for election to the Board at an annual meeting, the stockholder must provide notice to us, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, provided, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, no earlier than 120 days and no later than 70 days prior to the date of the annual meeting or the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include for each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to be being named in the proxy statement as a nominee and to serving as a director if elected. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review our bylaws, as amended and restated to date, a copy of which is available, without charge, from our Secretary at 1030 E. Washington Street, Indianapolis, Indiana 46202.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met six times during the last fiscal year. The audit committee of the Board met twelve times, the compensation committee of the Board met five times, and the nominating and corporate governance committee of the Board met three times during the last fiscal year. During 2013, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors attended our 2013 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Company’s Secretary, at 1030 E. Washington Street, Indianapolis, Indiana 46202. The Company’s Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Messrs. Britto, Kapner and Lee. None of our executive officers currently serves, or has served during the last completed year, as a member of the board or the compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Independence of the Board of Directors

As required under the NASDAQ Stock Market rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Oesterle, our current Chief Executive Officer, and Ms. Hicks Bowman, our current Chief Marketing Officer.

As required under the NASDAQ Stock Market rules and regulations, our independent directors meet in independent director sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the NASDAQ Stock Market rules and regulations.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The audit committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such appointment by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The audit committee approved all audit services provided by Ernst & Young LLP during the 2013 and 2012 fiscal years. The total fees paid or payable to Ernst & Young LLP for the last two fiscal years are as follows:

Type of Fees	Fiscal 2013	Fiscal 2012
Audit Fees	$471,800	$571,600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	20,000	—
Total Fees	$491,800	$571,600

Audit Fees

This category includes fees during the 2013 and 2012 fiscal years incurred for the audits of our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements, services rendered in connection with our Form S-8, comfort letter, consents and other matters related to the SEC, our current year acquisition of SmartHabitat, Inc. (“BrightNest”), and assessment of the impact of change management in our general IT controls.

Audit-Related Fees

For the fiscal years ended December 31, 2013 and 2012, there were no fees billed by Ernst & Young LLP for audit-related fees.

Tax Fees

For the fiscal years ended December 31, 2013 and 2012, there were no fees billed by Ernst & Young LLP for tax fees.

All Other Fees

This category includes fees associated with procedures performed with respect to a Section 382 tax study. For the fiscal year ended December 31, 2012, there were no fees billed by Ernst & Young LLP for any other professional services.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. The audit committee annually reviews the audit and permissible non-audit services performed by its independent registered public accounting firm and reviews and approves the fees charged by such accounting firm. This policy is set forth in our Company’s charter of the audit committee and available on our website.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm of our consolidated financial statements and concluded that they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the SEC’s proxy rules, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

To be approved, this proposal must receive a “For” vote from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Although this advisory vote on executive compensation is nonbinding, the Board and the compensation committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the section captioned “Executive Compensation—Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program, with its balance of short-term incentives (including base salary and performance bonuses) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN

ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS

DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING

COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of February 14, 2014 for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each director and nominee for director;

•	each named executive officer as set forth in the Summary Compensation Table below; and

•	all directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 14, 2014, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 58,495,845 shares of our common stock issued and outstanding on February 14, 2014. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Angie’s List, Inc., 1030 E. Washington Street, Indianapolis, Indiana, 46202.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
Greater than 5% Stockholder:
TRI Investments, LLC(2)	11,618,769	19.9%
Wellington Management Company, LLP(3)	8,177,045	14.0%
FMR LLC(4)	7,638,053	13.1%
T. Rowe Price Associates, Inc.(5)	5,992,836	10.2%
Eagle Asset Management, Inc.(6)	3,304,208	5.6%
JAT Capital Management, L.P.(7)	3,195,114	5.5%
Directors and Named Executive Officers:
William S. Oesterle(8)	2,309,474	3.9%
Thomas R. Fox(9)	—	*
Robert R. Millard(10)	—	*
Charles Hundt(11)	51,800	*
J. Mark Howell(12)	52,609	*
Michael D. Rutz(13)	71,000	*
Patrick D. Brady	—	*
John W. Biddinger(14)	199,375	*
Mark Britto(15)	136,330	*
John H. Chuang(2)	11,634,440	19.9%
Steven M. Kapner(2)	11,634,440	19.9%
Keith J. Krach(16)	316,150	*
Roger H. Lee(17)	15,671	*
Michael S. Maurer(18)	87,353	*
Susan E. Thronson(19)	13,087	*
Angela R. Hicks Bowman(20)	811,380	1.4%
Directors and Officers as a Group (15 persons)(21)	15,714,340	26.9%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)

Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2014, TRI Investments LLC is the record owner of 11,618,769 shares of our common stock. TRI Ventures, Inc., as the managing member of TRI Investments LLC, may be deemed to beneficially own such shares. 5,600,000 shares are the subject of pledge agreements executed in favor of unrelated third parties to secure certain indebtedness of TRI Investments and its affiliates. Mr. Chuang and Mr. Kapner, two of our directors, are Chief Executive Officer and Managing Director, respectively, of TRI Ventures, Inc., the parent company of TRI Investments, LLC and, therefore, may be deemed to share voting and dispositive power over the shares held by this entity. Mr. Chuang and Mr. Kapner disclaim beneficial ownership with respect to shares beneficially owned by TRI Investments LLC, except to the extent of their pecuniary interests therein. In addition, each of Mr. Chuang and Mr. Kapner holds stock options to purchase 15,671 shares of our common stock currently exercisable or exercisable within 60 days. The address for TRI Investments LLC is 711 Boylston Avenue, Boston, MA 02116.

(3)

Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2014, Wellington Management Company, LLP has shared voting power with respect to 6,584,385 of such shares and shared dispositive power with respect to 8,177,045 of such shares. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(4)

Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2014, FMR LLC has sole voting power with respect to 38 of such shares and sole dispositive power with respect to 7,638,053 of such shares. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)

Based on the most recently available Schedule 13G/A filed with the SEC on January 10, 2014, T. Rowe Price Associates, Inc. (“TRPA”) has sole voting power with respect to 682,131 of such shares and sole dispositive power with respect to 5,992,836 of such shares. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(6)

Based on the Schedule 13G filed with the SEC on January 27, 2014, Eagle Asset Management, Inc. is the record owner of 3,304,208 shares of our common stock. The address for Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33716.

(7)

Based on the Schedule 13G filed with the SEC on February 7, 2014, JAT Capital Management, L.P. has shared voting and shared dispositive power with respect to 3,195,114 of such shares. The address for JAT Capital Management, L.P. is One Fawcett Place, Greenwich, CT 06830.

(8)	Includes stock options to purchase 53,416 shares of our common stock currently exercisable or exercisable within 60 days.

(9)	Mr. Fox became our Chief Financial Officer on September 24, 2013.

(10)	Mr. Millard, our former Chief Financial Officer, stepped down effective April 1, 2013.

(11)

Mr. Hundt is our Controller. He served as our interim Chief Financial Officer from April 1, 2014 to September 24, 2013. Consists solely of stock options to purchase 51,800 shares of our common stock currently exercisable or exercisable within 60 days.

(12)	Consists solely of stock options to purchase 52,609 shares of our common stock currently exercisable or exercisable within 60 days.

(13)	Consists solely of stock options to purchase 71,000 shares of our common stock currently exercisable or exercisable within 60 days.

(14)	Includes (i) 93,704 shares held by Mr. Biddinger and (ii) stock options to purchase 105,671 shares of our common stock currently exercisable or exercisable within 60 days.

(15)	Includes stock options to purchase 32,295 shares of our common stock currently exercisable or exercisable within 60 days.

(16)	Consists solely of stock options to purchase 316,150 shares of our common stock currently exercisable or exercisable within 60 days.

(17)	Consists solely of stock options to purchase 15,671 shares of our common stock currently exercisable or exercisable within 60 days.

(18)	Includes stock options to purchase 17,142 shares of our common stock currently exercisable or exercisable within 60 days.

(19)	Consists solely of stock options to purchase 13,087 shares of our common stock currently exercisable or exercisable within 60 days.

(20)	Includes stock options to purchase 34,164 shares of our common stock currently exercisable or exercisable within 60 days.

(21)	Includes stock options to purchase 816,874 shares of our common stock currently exercisable or exercisable within 60 days.

Hedging and Margin Policy and Related Matters

Anti-Hedging/Margin Policy

Our insider trading policy prohibits:

●	Hedging, short sales and similar transactions involving company securities held by Angie’s List Workers; and

●	The establishment of margin accounts in which company securities are pledged by Angie’s List Workers.

Angie’s List Workers include company employees, officers, directors and contractors of Angie’s List and its subsidiaries. The policy does not extend to affiliates of Angie’s List Workers.

Pledging by an Affiliate of Certain Directors

As of the date of this proxy statement TRI Investments LLC (“TRI”), an affiliate of Messrs. Chuang and Kapner, owned 11,634,440 shares of our common stock, of which 5,600,000 were pledged to secure indebtedness. These pledges were established for the purpose of securing favorable credit terms to fund capital improvements and working capital needs for Aquent LLC, a leading global marketing firm owned by TRI. Specifically:

●	3,600,0000 shares are presently held in a margin account securing indebtedness of $10.0 million, which funds were borrowed for capital improvements.

●	2,000,000 shares are presently held in a collateral account securing a working capital line of credit in the amount of $10.0 million.

The pledged shares represent 48.0% of TRI’s position in our shares and 9.6% of our outstanding shares and are valued at approximately $73.0 million, as of March 20, 2014. However, the value of the facilities secured by the pledge is only $20.0 million, which represents only 13.2% of TRI’s position in our shares and only 2.8% of our market capitalization as of March 20, 2014.

The pledges are not made by the directors themselves, but by their corporate affiliate, TRI, an investment holding vehicle controlled by Messrs. Chuang and Kapner. The borrowed funds to which the pledges relate were obtained to support Aquent’s business needs. Aquent is a 28-year old operating business entity with assets and cash-flows independent of the pledged shares. The borrowed funds do not directly benefit Mr. Chuang or Mr. Kapner, and TRI’s pledging arrangements do not shift or hedge any economic risk or secure a bet against our shares. Messrs. Chuang and Kapner have advised us that they firmly believe in our prospects and that their affiliate’s pledging arrangements align with their strong desire to continue to hold our shares rather than sell. TRI has committed to use reasonable efforts to reduce the number of shares pledged over time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock on Forms 3, 4, and 5. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf.

Based solely on the Company’s review of the copies of Section 16(a) forms it has received and written representations from certain reporting persons that no other reports were required, the Company believes that all of its executive officers, directors, and greater than 10% stockholders have timely complied with all of the filing requirements applicable to them with respect to transactions during fiscal 2013, except that a Form 4 was filed one day and two days late, respectively, for each of Messrs. Oesterle and former Chief Technology Officer Manu Thapar, each reporting a sale of shares.

DIRECTOR COMPENSATION

During 2013, our non-employee directors received the following annual compensation:

Position	Cash ($)	Equity Grants ($)
Board Chairman	20,000	—
Board Member	30,000	50,000
Audit Committee Chair	10,000	—
Compensation Committee Chair	7,000	—
Nominating and Corporate Governance Committee Chair	5,000	—
Audit Committee Member	5,000	—
Compensation Committee Member	3,500	—
Nominating and Corporate Governance Committee Member	2,500	—

In addition, we reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

All non-employee directors receive cash compensation paid quarterly for service as set forth in the table above for services performed. At a February 2014 meeting, the Compensation Committee reviewed a report by Compensia, Inc. (“Compensia”), a national compensation consulting firm, which analyzed publicly available non-employee director compensation data aggregated for a peer group of companies. The Compensation Committee determined that we provided significantly lower equity compensation to non-employee directors than our peers. Pursuant to Compensia’s analysis and at the recommendation of management, the Compensation Committee increased the annual equity grant amount to $130,000 to enable us to continue to recruit and retain highly qualified directors. At our 2014 annual stockholders’ meeting, non-employee directors will receive the equity grant of $130,000 in the form of stock options (with the number of shares calculated based on the then-grant date fair value of the option), which will vest quarterly and will be fully vested one year from the grant date.

2013 Director Compensation

The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2013. Mr. Oesterle and Ms. Hicks Bowman do not receive separate compensation for their service on the Board. See “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines” for a description of our policies regarding stock ownership by directors and no hedging by directors.

Name	Fees Earned or Paid in Cash($)(1)	Option Awards ($)(2)(3)	Total($)
John W. Biddinger	40,000	50,000	90,000
Mark Britto	39,500	50,000	89,500
John H. Chuang	32,500	50,000	82,500
Steven M. Kapner	33,500	50,000	83,500
Keith J. Krach	—	—	—
Roger H. Lee	33,500	50,000	83,500
Michael S. Maurer	35,000	50,000	85,000
Susan E. Thronson	35,000	50,000	85,000

(1)	Includes the portion of the cash compensation described above that was earned for services in 2013.

(2)

The amount reflects the aggregate grant date fair value of the option and stock awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option and stock awards in Note 11 to our consolidated financial statements includes in our Annual Report on Form 10-K for the year ended December 31, 2013. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(3)	On the date of our 2013 annual meeting, each then-current non-employee director other than Mr. Krach received an option to purchase 6,800 shares under our non-employee director compensation program.

At December 31, 2013, each of our non-employee directors held options to purchase the following number of shares of common stock (whether vested or unvested): Biddinger, 137,371 shares; Britto, 33,995 shares; Chuang, 17,371 shares; Kapner, 17,371 shares; Krach, 462,700 shares; Lee, 17,371 shares; Maurer, 18,842 shares; and Thronson, 14,787 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2013 Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers” for 2013 are William S. Oesterle, our Chief Executive Officer; Thomas R. Fox, our Chief Financial Officer; J. Mark Howell, our Chief Operating Officer; Patrick D. Brady, our President of Marketplace; and Michael D. Rutz, our Executive Vice President of Sales. The table also includes compensation data for Robert R. Millard, our former Chief Financial Officer, and Charles Hundt, our Controller, who served as our interim Chief Financial Officer from April 1, 2013 through the appointment of Mr. Fox on September 24, 2013, as required by applicable rules of the Securities and Exchange Commission.

Executive Compensation Overview

We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•

attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in the highly-competitive and dynamic Internet and technology industry;

•	ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	ensure that total compensation is fair and reasonable.

Most of our compensation components simultaneously fulfill one or more of these principles and objectives. As further described below, the primary components are (1) base salary, (2) performance bonuses and (3) equity incentives. We also offer limited other types of employee benefits as described below. We view each component of executive compensation as related but distinct, and we also review total compensation of our executive officers to ensure that our overall compensation objectives are met. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the market for executive talent based on the experience of members of our compensation committee and consistent with our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executives, our overall performance and other considerations we deem relevant.

We believe that as the achievement of our business and financial objectives will be reflected in the value of our equity, our executive officers will be incentivized to achieve these objectives when a portion of their compensation is tied to the value of our equity. To this end, we use equity awards (in particular, stock options) as a significant component of compensation because we believe that this is an effective way to tie individual compensation to the creation of stockholder value. We believe stock-based compensation is a significant motivator in attracting employees for Internet-related and other technology companies.

We have not adopted any formal policies for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above.

Stockholder Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Stockholders, our stockholders voted on a non-binding advisory vote to approve the compensation of our named executive officers. The compensation committee reviewed the results of the stockholders’ advisory votes on compensation of our named executive officers. A substantial majority of our stockholders (representing 99.79% of the shares represented in person or by proxy at the meeting and entitled to vote) approved the compensation programs described in our 2013 proxy statement. The compensation committee did not implement changes to our executive compensation programs as a result of the stockholders’ advisory vote. The Board adopted an annual non-binding stockholder advisory vote on executive compensation.

Compensation Determination Process

In determining the appropriate level of total compensation for our named executive officers, the compensation committee reviews and considers our corporate performance along with the performance of each named executive officer. The compensation committee also evaluates comparative compensation data, which includes salary, equity and other compensation components from a peer group of companies. The Chief Executive Officer typically makes recommendations to the compensation committee regarding compensation for each named executive officer other than himself. The compensation committee reviews and discusses the information and determines the compensation for each named executive officer, including the Chief Executive Officer, as it deems appropriate.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Our mix of compensation elements is designed to incentivize specific operational improvements on a year-over-year basis and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

In determining executive compensation for 2013, our compensation committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to review publicly available compensation data aggregated for a peer group of companies’ pay levels, using compensation data from Standard & Poor’s Research Insight. This comparative data is valuable in that it provides insight into ranges and components of total compensation as well as confirms the reasonableness of our own compensation decisions. The peer group reviewed and approved by the committee consisted of technology companies with market capitalizations similar to ours and included:

• Bazaarvoice, Inc.	• Millennial Media, Inc.
• comScore, Inc.	• OpenTable, Inc.
• Constant Contact, Inc.	• TechTarget, Inc.
• Demandware, Inc.	• TravelZoo, Inc.
• ExactTarget, Inc.	• Vocus, Inc.
• HomeAway, Inc. • LivePerson, Inc.	• XO Group Inc. • Yelp Inc.

The compensation committee reviewed the independence of Compensia and determined that there were no conflicts of interest.

The Chief Executive Officer’s compensation is determined by the compensation committee in executive session without the presence of the Chief Executive Officer. As a result of our compensation committee’s assessment of the Chief Executive Officer’s roles and responsibilities within our company, there is a significant difference between his compensation levels and those of our other named executive officers.

Base Salaries

Our aim is to offer base salaries that are cost-effective while also remaining competitive for the retention and recruitment of talented executives. Adjustments to base salaries for continuing executive officers are based on the scope of a named executive officer’s responsibilities, individual contribution, and sustained performance, together with information regarding market practice. Base salaries for newly hired executive officers generally are established through arm’s-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary, utilizing information provided by Compensia as to market practice and our peer group’s compensation. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

Our Chief Executive Officer has the highest salary because of his role as head of our Company with the highest level of responsibilities. Other differences in salary reflect different roles. In particular, Mr. Rutz, our Executive Vice President of Sales, had a salary lower than that of other named executive officers because his cash compensation was weighted to incentive compensation due to his role in sales. For the executives’ total compensation, the intended goal for continuing named executive officers was to be at approximately the 50th percentile for compensation of the peer group of companies set forth above. Based primarily on Compensia’s market analysis of the Company’s executives, the compensation committee increased salaries for Messrs. Rutz and Oesterle. However, in connection with our newly hired named executive officers, Messrs. Fox, Brady and Howell, the compensation committee focused more on the executives’ past experience, what was needed to encourage them to join our Company, their compensation at their prior jobs, and the strategic importance of their positions. Compensation committee members approved the following annualized base salaries for each of these newly hired executive officers: Mr. Howell, $380,000; Mr. Brady, $380,000; and Mr. Fox, $300,000.

The actual base salaries paid to all of our named executive officers during fiscal 2013 are set forth in the “2013 Summary Compensation Table.”

2013 Cash Bonuses

For 2013, our cash bonus program for named executive officers was intended to align their cash compensation opportunities with our corporate goals. The compensation committee approved payout of bonuses on an annual basis to encourage sustained business results over the year. The exception was for Mr. Rutz, who because he is in sales, was paid on a quarterly basis consistent with other employees in sales. The actual cash bonuses paid to our named executive officers for fiscal 2013 performance are set forth in the “2013 Summary Compensation Table.”

Chief Executive Officer Bonus. Our Chief Executive Officer had an annual target bonus payout of $347,920 (representing 80% of his salary) for the year. The compensation committee determined his actual bonus by considering the goals and weights described below. For the financial metrics, the compensation committee established thresholds, target and maximum goals, whereby attainment would produce 50%, 100% and 150% achievement of the bonus portion allocated to each metric, respectively, with intermediary results determined by mathematic interpolation.

40%

Company value index. Our achievement of approximately $2.44 billion exceeded our goal of approximately $2.19 billion and resulted in a payout achievement of 123%. Company value index is a non-GAAP internal metric involving the key value drivers for our business, including Membership and Service Provider revenue, renewal rates, and the cost to service a member. The calculation also involves a discounted cash flow analysis, adjustments for the timing of cash flows and expenses, and current assets and liabilities. The Company uses this metric because it believes the formula provides important indicia of the long-term health and earning potential of the business.

40%

Cash liquidity. Our achievement of approximately $70.9 million exceeded our goal of approximately $64.63 million and resulted in a payout achievement of 120%. The Company uses this internal metric, which is the sum of our cash and cash equivalents plus available borrowing capacity under our credit facility, because it is an important indicator of the Company’s ability to balance investment in the long-term growth of the business while maintaining sufficient operational liquidity, the sum of our cash and cash equivalents and our available borrowing capacity under our credit facility.

20%

Overall performance. The compensation committee retained the discretion to allocate 20% of the bonus weighting on overall corporate performance factors it considered important at the end of the year. For 2013, the compensation committee approved a payout achievement for Mr. Oesterle for this factor at 50% due to the financial successes, particularly in the first half of the year, but reflecting its expectations for better performance in the areas of membership numbers and service provider revenues, which the compensation committee believed was part of the chief executive officer’s overall responsibilities.

Based on the above weightings and achievement levels, the compensation committee approved a bonus payout for corporate performance equal to 108% of target, or $374,084.

Other named executive officers’ bonuses. Each other named executive officer received bonus amounts, generally with the same performance metric weightings as described above for Mr. Oesterle (that is, 40% company value index, 40% cash liquidity and 20% overall performance), except for Mr. Rutz and Mr. Fox as described below.

•

Mr. Howell’s bonus was based on the corporate targets described above. His 20% overall performance metric was determined to be 100% primarily based on our achievement of the financial metrics. Therefore, he received a $159,409 bonus, reflecting achievement of 118% but pro-rated based on his date of hire.

•

Mr. Brady’s bonus was based on the corporate targets described above. His 20% overall performance metric was determined to be 100% primarily based on our achievement of the financial metrics. Therefore, he received a $110,604 bonus, reflecting achievement of 118% but pro-rated based on his date of hire.

•

Mr. Rutz was paid on a quarterly basis. Overall for the year, he received a $214,560 bonus payment for the fiscal year based on service provider advertising revenue and advertising cash. Because we performed well in these areas, he received 95% of his target.

•	Mr. Fox received a guaranteed bonus of $150,000 for 2013 under his offer letter because he was hired late in the year after our goals were set.

Long-Term Equity Incentives

The primary goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. We have granted equity awards to executive officers and other key personnel to incentivize them to increase the value of our stock and thereby align their interests with those of our stockholders.

The compensation committee or Board determines the size and type of equity awards, taking into account the recommendations of our Chief Executive Officer (for executive officers other than himself), and also determines the vesting schedule of equity awards. To date, the amount of our equity grants has not been based on a specific formula or targeted a specific percentile within a peer group, but rather was based on a combination of the compensation committee’s subjective judgment about the appropriate level of compensation for the executive given both individual responsibilities and length of service, dilution considerations and the negotiation process with the individual. During 2013, the following determinations were made in granting stock options to our named executive officers:

•

For Messrs. Fox, Howell, and Brady, the number of shares provided was based primarily on the compensation committee’s subjective view as to the appropriate number to induce the individuals to join our Company and provide incentives for long-term performance. The compensation committee reviewed information for the 50th percentile of our peer group’s annual equity compensation levels, but approved higher amounts because they were new hire grants intended to encourage the executive to accept the job, taking into account compensation they were leaving behind or their prior compensation amounts.

•

Messrs. Oesterle and Rutz also received equity grants during 2013. In determining the amount of their awards, the compensation committee considered their existing holdings and vesting schedules, as well as market practice. In particular, in approving the new option grant to Mr. Oesterle, the compensation committee considered the fact that he had not received any new equity awards since before our initial public offering and the fact that a significant portion of his prior grants would become vested over the next two years. The compensation committee wanted to ensure that our chief executive continued to hold retentive awards and incentives tied to our post-initial public offering stockholder value.

For 2013, we granted only stock options to our named executive officers because the compensation committee believed that increasing long-term stockholder value was important, and stock options would directly tie the value of the stock options to our future stock price performance. Because named executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to named executive officers to achieve increases in the value of our stock over time.

The stock options granted to our named executive officers in 2013 vest over four years, which we believe offers long-term retentive value.

Stock Ownership Guidelines

The Board believes that our directors and executive officers should own and hold our common stock to further align their interests with the interests of our stockholders and to further promote our commitment to sound corporate governance. Therefore, in August 2011, the Board adopted the following minimum stock ownership guidelines applicable for our executive officers and non-employee directors:

•

Executive Officer Guidelines. Each of our executive officers is expected to accumulate the equivalent of Angie’s List common stock equal to 3 times (or 5 times, in the case of our CEO) his or her annual base salary, within five years from the adoption of these guidelines or from the date that the executive officer assumes his or her position, whichever is later.

•

Director Guidelines. Directors of Angie’s List are expected to accumulate 15,000 shares of Angie’s List common stock within five years of the adoption of these guidelines or within three years of his or her first appointment to the Board.

All of our executive officers and directors either meet these guidelines or are expected to meet the guidelines within the time period specified.

Retirement and Other Benefits

Our named executive officers are eligible to participate in our employee benefit plans provided for other personnel. These benefits include a 401(k) plan, group health insurance, and short- and long-term disability insurance. Currently, we contribute up to 3% of total salary (which includes base salary, bonuses, and commissions, where applicable) to the 401(k) plan for all eligible employees.

Some of our named executive officers have agreements that would provide severance benefits on specified involuntary terminations of employment. The terms and estimated amounts of these benefits are described below under “Potential Payments upon Termination and Change in Control.” Most of these arrangements were negotiated when the applicable named executive officer was hired and had terms that we believed were reasonably necessary to hire and retain these individuals in our market for executive talent. We granted equity awards to our named executive officers that provide for accelerated vesting of equity upon a future change in control, as further described under “Potential Payments upon Termination and Change in Control.” We believe these provisions are reasonable because the possibility of a change in control could cause uncertainty among executive officers and concern over potential loss of equity awards (which has been a significant component of their potential compensation) and, therefore, could result in their departure or distraction to the detriment of our Company and our stockholders.

Tax Considerations

We do not require executive compensation to be tax deductible for our Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance-based. In approving the amount and form of compensation for our executive officers in the future, our compensation committee expects to consider all elements of the cost to our Company of providing such compensation, and it may consider the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that are not exempt from Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2013 Summary Compensation Table

The following table sets forth information concerning the compensation of William S. Oesterle, our Chief Executive Officer; Thomas R. Fox, our Chief Financial Officer; Robert R. Millard, our former Chief Financial Officer; Charles Hundt, our Controller and former interim Chief Financial Officer; and the three other most highly compensated executive officers for 2013. We refer to these officers in this proxy statement as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
William S. Oesterle, Chief Executive Officer and Director	2013	418,881		—		—	2,089,853	374,084	24,266	(3)	2,907,084
	2012	372,839		—		—	—	339,194	24,116		736,149
	2011	355,692		—		—	—	508,950	20,609		885,251

Thomas R. Fox, Chief Financial Officer	2013	73,846	(12)	150,000	(12)		2,116,210	—	94,331	(6)	2,434,387

J. Mark Howell, Chief Operating Officer	2013	306,923	(13)	—		—	1,864,877	159,409	13,495	(7)	2,344,704

Michael D. Rutz, Executive Vice President of Sales	2013	211,539		—		—	1,360,834	214,560	23,942	(8)	1,810,875
	2012	162,885		—		—	—	190,961	11,773		365,619
	2011	135,962		24,167		—	555,400	100,207	7,128		822,864

Patrick D. Brady, President of Marketplace	2013	226,538	(14)	—		—	1,490,817	110,604	110,285	(9)	1,938,244

Robert R. Millard, Former Chief Financial Officer	2013	145,644	(10)	—		—	—		85,958	(4)	231,602
	2012	278,596		—		—	—	158,404	24,116		461,116
	2011	179,808		62,500		—	1,818,721	37,500	7,549		2,106,078

Charles Hundt, Controller and Former Interim Chief Financial Officer	2013	171,269	(11)	57,635		—	170,520	—	8,150	(5)	407,574
	2012	150,846		47,250			—	—	8,000		206,096
	2011	140,962		62,500		—	694,250	—	6,104		903,816

(1)

The amount reflects the aggregate grant date fair value of the option and stock awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option and stock awards in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(2)

Reflects the amount paid under our cash incentive program for the year based upon satisfaction of the performance criteria described under “Compensation Discussion and Analysis—2013 Cash Bonuses.” For Mr. Oesterle, for 2011 only, includes $278,450, representing the amount awarded under a “long-term bonus” program, which amount was determined based on performance, but that the compensation committee decided to award in the form of stock options.

(3)

Represents (i) $7,650 in 401(k) matching contributions and (ii) $16,616 for medical, dental, vision, long-term disability, and basic life insurance premiums and health savings account contributions paid by us.

(4)

Represents (i) $7,650 in 401(k) matching contributions, (ii) $8,308 for medical, dental, vision, long-term disability, and basic life insurance premiums and health savings account contributions paid by us, and (iii) $70,000 for a severance payment upon Mr. Millard’s departure from the Company effective April 1, 2013.

(5)	Represents (i) $7,650 in 401(k) matching contributions and (ii) $500 for health savings account contributions paid by us.

(6)	Represents (i) $875 for medical, dental, long-term disability and basic life insurance premiums and health savings account contributions and (ii) $93,456 for relocation expenses paid by us.

(7)	Represents $13,495 for medical, dental, vision, long-term disability, and basic life insurance premiums and health savings account contributions paid by us.

(8)

Represents $7,650 in 401(k) matching contributions and (ii) $16,292 for medical, dental, vision, long-term disability, and basic life insurance premiums and health savings account contributions paid by us.

(9)	Represents (i) $8,408 for medical, dental, vision, long-term disability and basic life insurance premiums and health savings account contributions and (ii) $101,877 for relocation expenses paid by us.

(10)	Mr. Millard became our Chief Financial Officer on May 2, 2011, and he stepped down effective April 1, 2013.

(11)	Mr. Hundt is our Controller. He served as our interim Chief Financial Officer from April 1, 2013 to September 24, 2013.

(12)	Mr. Fox was hired by the Company on September 24, 2013. Under his offer letter, Mr. Fox received a guaranteed bonus for 2013 rather than participating in our bonus plan for 2013.

(13)	Mr. Howell was hired by the Company on March 4, 2013.

(14)	Mr. Brady was hired by the Company on May 20, 2013.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Fair Market Value of Stock on Date	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Stock or Units(#)	Underlying Options(#)	Option Awards($/Sh)	of Option Grant($/Sh)	Option Awards($)(2)
William S. Oesterle	3/27/2013	173,960	347,920	521,880		—	215,000	19.88	19.88	2,089,853

Thomas R. Fox	9/24/2013	—	N/A	—		—	180,000	24.16	24.16	2,116,210

J. Mark Howell	3/4/2013	81,700	163,400	245,100	(3)	—	210,436	17.99	17.99	1,864,877

Michael D. Rutz	3/27/2013	112,500	225,000	337,500		—	140,000	19.88	19.88	1,360,834

Patrick D. Brady	5/20/2013	76,000	152,000	228,000	(3)	—	125,000	24.49	24.49	1,490,817

Robert R. Millard	N/A	—	—	—		—	—	—	—	—

Charles Hundt	7/31/2013	—	N/A	—		—	15,840	22.02	22.02	170,520

(1)

Our non-equity incentive program is described above in “Compensation Discussion and Analysis—2013 Cash Bonuses.” Mr. Fox did not participate in the program for 2013 because he was hired late in the year.

(2)

The amount reflects the grant date fair value of the stock and option awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. All equity grants were made under our Amended and Restated Omnibus Incentive Plan.

(3)	These are their annualized target bonus amounts. Actual bonus payouts were prorated to reflect their start dates in 2013.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2013. Other than the equity awards listed below, there were no unvested or unearned equity awards held by our named executive officers as of December 31, 2013.

	Option Awards
Name	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
William S. Oesterle	39,644	39,644	7.6275	2/11/2021
	8,500	25,499	15.47	2/23/2022
	—	215,000	19.88	3/27/2023

Thomas R. Fox	—	180,000	24.16	9/24/2023

J. Mark Howell	—	210,436	17.99	3/3/2023

Michael D. Rutz	6,800		7.6275	10/4/2020
	40,000	80,000	8.50	8/11/2021
	—	140,000	19.88	3/27/2023

Patrick D. Brady	—	125,000	24.49	5/20/2023

Robert R. Millard	—	—	—	—

Charles Hundt	6,800	—	7.6275	10/4/2020
	45,000	100,000	8.50	8/11/2021
	—	15,840	22.02	7/31/2023

(1)

Except as otherwise indicated, all of these stock options are subject to vesting in four equal annual installments (of the original total number of options granted) over four years from the grant date, which is ten years before the expiration date listed.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by and/or vesting of stock awards held by our named executive officers during 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
William S. Oesterle	—	—

Thomas R. Fox	—	—

J. Mark Howell	—	—

Michael D. Rutz	53,200	481,383

Patrick D. Brady	—	—

Robert R. Millard	242,336	4,106,100

Charles Hundt	61,600	772,426

(1)	Amounts reported represent the difference between the exercise price of the option and the closing price of our common stock on the date of exercise.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments on Termination and Change in Control

We have entered into agreements with several of our named executive officers that may provide for benefits under the circumstances described below if the officer’s employment is terminated or we experience a change in control (such as a change in the beneficial ownership of our company by more than 50% or a sale of substantially all of our assets).

Severance

Under the terms of his August 2013 offer letter, if Mr. Fox is terminated without cause, he will be entitled to a severance payment equal to 12 months of his base salary and up to 12 months of COBRA premium payments, subject to him signing a release of claims. If, in connection with a change in control, Mr. Fox is terminated, the scope of his responsibilities or duties is reduced or diminished in any material respect or his compensation is reduced by the Company, he is entitled to receive an amount equal to two years of his then base salary and 18 months of COBRA premium payments.

Under the terms of his May 2013 offer letter, if Mr. Brady is terminated without cause, he will be entitled to a severance payment equal to 12 months of his base salary and up to 12 months of COBRA premium payments, subject to him signing a release of claims. If, in connection with a change in control, Mr. Brady is terminated, the scope of his responsibilities or duties is reduced or diminished in any material respect or his compensation is reduced by the Company, he is entitled to receive an amount equal to two years of his then base salary and 18 months of COBRA premium payments.

Under the terms of his December 2012 offer letter, if Mr. Howell is terminated without cause, he will be entitled to a severance payment equal to 12 months of his base salary and up to 12 months of COBRA premium payments, subject to him signing a release of claims. If, in connection with a change in control, Mr. Howell is terminated, the scope of his responsibilities or duties is reduced or diminished in any material respect or his compensation is reduced by the Company, he is entitled to receive an amount equal to two years of his then base salary and 18 months of COBRA premium payments.

Change in Control Equity Acceleration

The terms of Option Agreements for options granted during 2013 and later to our named executive officers provide for accelerated vesting if their employment is terminated as a result of a change in control. Options granted earlier to our named executive officers provided accelerated vesting upon a change in control.

The table below provides an estimate of the value of the compensation due to each of our named executive officers in the events described below, assuming that the change in control was effective on December 31, 2013, under the agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change in control, as applicable.

	Involuntary Termination	Change in Control Followed by Involuntary Termination

Name	Cash($)	Cash($)	Equity($)(1)	Total($)

William S. Oesterle	—	—	596,444	596,444

Thomas R. Fox	300,000	600,000	—	900,000

Michael D. Rutz	—	—	849,153	849,153

J. Mark Howell	380,000	760,000	—	1,140,000

Patrick D. Brady	380,000	760,000	—	1,140,000

Robert R. Millard	—	—	—	—

Charles Hundt	—	—	1,015,403	1,015,403

(1)

The value of accelerated vesting of stock options and stock awards is based on the difference between the market price at December 31, 2013 of $15.15 per share minus the per share exercise price. For Messrs. Oesterle, Rutz, and Hundt $596,444, $849,153, and $1,015,043, respectively, represent options that would vest on a change of control because they were granted before 2013.

Equity Compensation Plan Information

The following table summarizes information regarding our stock incentive plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by security holders(1)	3,310,764	14.67	5,682,126	(2)

Equity compensation plans not approved by security holders	—	—	—

Total	3,310,764	14.67	5,682,126

(1)	Includes the Amended and Restated Omnibus Incentive Plan.

(2)

On the first day of each fiscal year, through 2021, the number of shares in the reserve under the Amended and Restated Omnibus Incentive Plan will increase by an amount equal to the least of (x) 5.0% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, (y) 5,090,496 shares and (z) such lesser number of shares determined by our Board.

Risk Assessment of Compensation Programs

Our compensation committee considered an assessment of compensation-related risks for all of our personnel. Based on this assessment, the compensation committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this evaluation, the compensation committee considered the key design elements of our compensation programs. For example, the compensation committee retains discretion to determine final executive cash bonus awards rather than being required to pay large awards based on any one factor. The compensation committee also believes that the equity ownership of executive officers encourages a long-term commitment and focus on sustainable performance rather than short-term risk-taking.

COMPENSATION COMMITTEE REPORT

The material in this report does not constitute soliciting material and should not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Angie’s List under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Form 10-K for the fiscal year ended December 31, 2013.

This report is respectfully submitted by the members of the compensation committee set forth below:

Mark Britto, Chairman

Roger H. Lee

Steven M. Kapner

AUDIT COMMITTEE REPORT

The material in this report does not constitute soliciting material and should not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Angie’s List under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available in the in the “Corporate Governance” section of our “Investor Relations” website at investor.angiestlist.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Angie’s List’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2013.

The audit committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence.

The audit committee met 12 times during the fiscal year ended December 31, 2013. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee meetings include, whenever appropriate, executive sessions with Ernst & Young LLP and with our internal audit function, in each case without the presence of our management. The audit committee discussed with Ernst & Young LLP the overall scope and plans for their audits. The audit committee meets with Ernst & Young LLP, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting, and the overall quality of our financial reporting.

Based on these reviews and discussions, the audit committee has recommended to our Board of Directors that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such appointment by the stockholders.

This report is respectfully submitted by the members of the audit committee set forth below:

John W. Biddinger, Chairman

Michael S. Maurer

Susan E. Thronson

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below each transaction since January 1, 2013 and each currently proposed transaction, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement which provides that certain of our investors, including entities with which certain of our directors are affiliated, are entitled to registration rights with respect to our common stock.

Vendor Relationship

In 2012, we entered into a contract with DocuSign Inc. (“DocuSign”) that expires in 2014 for the provision of electronic signature and online digital signature services for us. Keith J. Krach, our Chairman of the Board, currently serves as the Chief Executive Officer, President and Chairman of the Board of DocuSign. In 2013, we paid $106,000 to DocuSign.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other than as described above under this section “Certain Relationships and Related Party Transactions,” since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. All related party transactions described in this section were approved or ratified pursuant to the policy.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Angie’s List’s stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Angie’s List, Inc., 1030 E. Washington Street, Indianapolis, Indiana 46202 or (3) contact our Investor Relations department by telephone at (888) 619-2655. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

The fiscal 2013 Annual Report to Stockholders, including our 2013 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to stockholders.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Angie’s List stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Angie’s List, Inc., 1030 East Washington Street, Indianapolis, Indiana 46202.

By Order of the Board of Directors

/S/ SHANNON M. SHAW
Shannon M. Shaw Executive Vice President, General Counsel & Corporate Secretary

March 27, 2014

Angie's list.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all nominees listed, "FOR" the ratification of the appointment of Ernst & Young LLP and "FOR" approval of the advisory vote on named executive officer compensation.

1. Election of Directors:

	For	Withhold
01 - Mark Britto	☐	☐
02 - Michael S. Maurer	☐	☐
03 - Susan E. Thronson	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 8 6 4 9 9 2

01SOWB

2014 Annual Meeting of
Angie's List, Inc. Stockholders
Tuesday, May 13, 2014, 10 A.M. Local Time
The Columbia Club
121 Monument Circle, Indianapolis, Indiana 46204

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Angie's list.

Proxy — Angie's List, Inc.

Notice of 2014 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for the 2014 Annual Meeting of Stockholders – May 13, 2014

William S. Oesterle, Thomas R. Fox and Shannon Shaw, or any of them, as proxies (the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Angie's List, Inc. to be held on May 13, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Angie's list.

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 pm, Eastern Time, on May 12, 2014.

Vote by Internet

- Go to **www.investorvote.com/ANGI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all nominees listed, "FOR" the ratification of the appointment of Ernst & Young LLP and "FOR" approval of the advisory vote on named executive officer compensation.

+

1. Election of Directors:

	For	Withhold
01 - Mark Britto	☐	☐
02 - Michael S. Maurer	☐	☐
03 - Susan E. Thronson	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1 U P X 1 8 6 4 9 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

01SOVB

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of
Angie's List, Inc. Stockholders
Tuesday, May 13, 2014, 10 A.M. Local Time
The Columbia Club
121 Monument Circle, Indianapolis, Indiana 46204

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Angie's list.

Proxy — Angie's List, Inc.

Notice of 2014 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for the 2014 Annual Meeting of Stockholders – May 13, 2014

William S. Oesterle, Thomas R. Fox and Shannon Shaw, or any of them, as proxies (the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Angie's List, Inc. to be held on May 13, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)